As filed with the Securities and Exchange Commission on September 5, 2014

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

98-0399476
(I.R.S. Employer Identification Number)

1111 West Hastings Street, Suite 320
Vancouver, British Columbia
Canada V6E 2J3
(604) 682-9775
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Amir Adnani
President and Chief Executive Officer
1111 West Hastings Street, Suite 320
Vancouver, British Columbia
Canada V6E 2J3
(604) 682-9775
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the Registrant.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be registered	Amount to be registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of registration fee
Common Shares, $0.001 par value per share, underlying Common Stock Purchase Warrants	1,859,524	$2.60	$4,834,762.40	$622.72

(1)       This registration statement covers 1,859,524 common shares that may be issued upon exercise of outstanding common stock purchase warrants. The securities which may be offered pursuant to this registration statement include, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), such additional number of common shares of the Registrant that may become issuable as a result of any stock split, stock dividends or similar event.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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ii

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion: Dated September 5, 2014

URANIUM ENERGY CORP.

1,859,524 Shares of Common Stock

Uranium Energy Corp. (which we refer to as "UEC," the "Company," "we," or "us") is offering and selling shares of common stock of the Company, $0.001 par value per share (which we refer to as the "Common Shares" or the "Securities"). The Common Shares being offered and sold pursuant to this prospectus (the "Prospectus") are comprised of 1,859,524 Common Shares that may be issued from time to time upon exercise of outstanding common stock purchase warrants (which we refer to as the "Warrants").

The Common Shares are traded on the NYSE MKT Exchange ("NYSE MKT") under the symbol "UEC". On September 4, 2014, the last reported sale price of the Common Shares on NYSE MKT was $1.36 per Common Share.

The Warrants were issued on October 23, 2013 pursuant to a registered public offering by the Company of 3,380,954 units at a price of $2.10 per unit, for gross proceeds of $7,100,003. Each unit was comprised of one Common Share and 0.55 of one Warrant. Each whole Warrant entitles the holder to purchase one Common Share at an exercise price of $2.60 until October 23, 2016.

Investing in the Securities involves risks. See "Risk Factors" on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ___________, 2014

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TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	3
SUMMARY	4
RISK FACTORS	6
FORWARD-LOOKING STATEMENTS	15
USE OF PROCEEDS	16
PLAN OF DISTRIBUTION	16
U.S. FEDERAL INCOME TAX CONSEQUENCES	19
INTERESTS OF NAMED EXPERTS AND COUNSEL	23
TRANSFER AGENT AND REGISTRAR	23
DOCUMENTS INCORPORATED BY REFERENCE	23

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ABOUT THIS PROSPECTUS

Please carefully read this Prospectus together with the documents incorporated herein by reference under "Documents Incorporated by Reference".

Owning securities may subject you to tax consequences in the United States. This Prospectus may not describe these tax consequences fully. You should read the tax discussion in this Prospectus carefully and consult your own tax advisor with respect to your own particular circumstances.

References in this Prospectus to "$" are to United States dollars.

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The distribution or possession of this Prospectus in or from certain jurisdictions may be restricted by law. This Prospectus is not an offer to sell these Securities and is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of the Securities. Our business, financial condition, results of operations and prospects may have changed since that date.

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SUMMARY

Our Company

Corporate Organization

Uranium Energy Corp. was incorporated under the laws of the State of Nevada on May 16, 2003 under the name "Carlin Gold Inc." During 2004, we changed our business operations and focus from precious metals exploration to uranium exploration in the United States. On January 24, 2005, we completed a reverse stock split of our common stock on the basis of one share for each two outstanding shares and amended our Articles of Incorporation to change our name to "Uranium Energy Corp.". Effective February 28, 2006, we completed a forward stock split of our common stock on the basis of 1.5 shares for each outstanding share and amended our Articles of Incorporation to increase our authorized capital from 75,000,000 shares of common stock with a par value of $0.001 per share to 750,000,000 shares of common stock with a par value of $0.001 per share. In June 2007, we changed our fiscal year end from December 31 to July 31.

On December 31, 2007, we incorporated a wholly-owned subsidiary, UEC Resources Ltd., under the laws of the Province of British Columbia, Canada. Effective December 18, 2009, we acquired a 100% interest in the South Texas Mining Venture, L.L.P. ("STMV"), a Texas limited liability partnership, from each of URN Resources Inc., a subsidiary of Uranium One Inc., and Everest Exploration, Inc. ("STMV Acquisition"). On September 3, 2010, we incorporated a wholly-owned subsidiary, UEC Paraguay Corp., under the laws of the State of Nevada. Effective May 24, 2011, we acquired a 100% in interest in Piedra Rica Mining S.A., a private company incorporated in Paraguay. Effective September 9, 2011, we acquired a 100% interest in Concentric Energy Corp., a private company incorporated in the State of Nevada. Effective March 30, 2012, we acquired a 100% interest in Cue Resources Ltd., a publicly-traded company incorporated in the Province of British Columbia, Canada.

Our principal offices are located at 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas 78401 and 1111 West Hastings Street, Suite 320, Vancouver, British Columbia, Canada V6E 2J3. Our web site address is www.uraniumenergy.com.

Our Business

We operate in a single reportable segment and since 2004, we have been engaged in uranium mining and related activities, including exploration, pre-extraction, extraction and processing, on uranium projects located in the United States and Paraguay.

We utilize in-situ recovery (ISR) mining where possible which we believe, when compared to conventional open pit or underground mining, requires lower capital and operating expenditures with a shorter lead time to extraction and a reduced impact on the environment. We have one uranium mine located in the State of Texas, the Palangana Mine, which utilizes ISR mining and commenced extraction of triuranium octoxide (U3O8), or yellowcake, in November 2010. We have one uranium processing facility or mill located in the State of Texas, the Hobson Processing Facility, which processes material from the Palangana Mine into drums of U3O8, our only sales product and source of revenue, for shipping to a third-party storage and sales facility.

The Hobson Processing Facility is licensed to process up to one million pounds of U3O8 annually, providing for the capacity to process material from a number of ISR mines, but has a physical capacity to process two million pounds of U3O8 annually. We utilize a hub-and-spoke strategy in South Texas whereby the Hobson Processing Facility acts as our central uranium processing site (the hub) for the Palangana Mine and for future satellite ISR mines, such as our Goliad Project, (the spokes) located within the South Texas Uranium Belt.

We also hold certain mineral exploration interests in various stages in the States of Arizona, Colorado, New Mexico, Texas and Wyoming and in Paraguay, many of which are located in historically successful mining areas and have been the subject of past exploration activities by other mining companies. We do not expect, however, to utilize ISR mining for all of these mineral exploration interests in which case we would expect to rely on conventional open pit and/or underground mining techniques.

Our operating and strategic framework is based on expanding our uranium extraction activities, which includes advancing certain uranium projects with established mineralized materials towards uranium extraction, and establishing additional mineralized materials on our existing uranium projects or through acquisition of additional uranium projects.

On September 5, 2013, we announced our plan to align our operations to adapt to the existing uranium market in a challenging post-Fukushima environment, most notably the uranium spot price being at a seven-year low. As a result, uranium extraction at PAA-1, 2 and 3 of the Palangana Mine operated at a reduced pace during the nine months ended April 30, 2014, while any further pre-extraction expenditures were deferred, to maintain operational readiness to ramp-up output in anticipation of a recovery in uranium spot prices.

The Securities Offered under this Prospectus

Pursuant to this Prospectus, we are offering and selling 1,859,524 Common Shares that may be issued from time to time upon exercise of outstanding Warrants.

Each whole Warrant entitles the holder to purchase one Common Share at an exercise price of $2.60 until October 23, 2016.

Our authorized capital stock consists of 750,000,000 Common Shares with a par value of $0.001 per share.

Upon liquidation, dissolution or winding up of our Company, the holders of Common Shares are entitled to share ratably in all net assets available for distribution to Common Shareholders after payment to secured convertible promissory note holders and creditors. The Common Shares are not convertible or redeemable and have no pre-emptive, subscription or conversion rights. Each outstanding Common Share is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights. The holders of outstanding Common Shares are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our Board of Directors may from time to time determine. In the event of a merger or consolidation all holders of Common Shares will be entitled to receive the same per share consideration.

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this Prospectus in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below may not be all of the risks facing our company. Additional risks not presently known to us or that we currently consider immaterial may also impair our business operations. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Company and Business

Evaluating our future performance may be difficult since we have a limited financial and operating history, with significant negative cash flow and net losses to date. Furthermore, our long-term success will depend ultimately on our ability to achieve and maintain profitability and to develop positive cash flow from our mining activities.

Uranium Energy Corp. was incorporated under the laws of the State of Nevada on May 16, 2003 and since 2004, we have been engaged in uranium mining and related activities, including exploration, pre-extraction, extraction and processing on projects located in the United States and Paraguay. In November 2010, we commenced uranium extraction utilizing in-situ recovery for the first time at the Palangana Mine and processed those materials at the Hobson Facility into drums of U3O8, our only sales product and source of revenue. We generated revenues from sales of U3O8 during Fiscal 2013 and 2012, with no revenues generated prior to Fiscal 2012. We also hold uranium projects in various stages of exploration and pre-extraction in the States of Arizona, Colorado, New Mexico, Texas and Wyoming and in Paraguay.

We have a history of significant negative cash flow and accumulated deficit since inception to April 30, 2014 of $162.4 million, incurring a net loss of $19.8 million for the nine months ended April 30, 2014. For Fiscal 2013, 2012 and 2011, we incurred net losses of $21.9 million, $25.1 million and $27.4 million, respectively. Although we generated revenues from sales of uranium concentrates during Fiscal 2013 and 2012 of $9.0 million and $13.8 million, respectively, we have yet to achieve profitability or develop positive cash flow from our operations. Furthermore, we do not expect to achieve and maintain profitability or develop positive cash flow from our operations in the near term. Historically, we have been reliant primarily on equity financings and, more recently, on debt financing to fund our operations and we expect this reliance to continue for the foreseeable future. As a result of our limited financial and operating history, including our significant negative cash flow and net losses to date, it may be difficult to evaluate our future performance.

Our long-term success, including the recoverability of the carrying values of our assets and our ability to acquire additional uranium projects and continue with exploration, pre-extraction and mining activities on our existing uranium projects, will depend ultimately on our ability to achieve and maintain profitability and to develop positive cash flow from our operations by establishing ore bodies that contain commercially recoverable uranium and to develop these into profitable mining activities. The economic viability of our mining activities has many risks and uncertainties including, but not limited to: (i) a significant, prolonged decrease in the market price of uranium; (ii) difficulty in marketing and/or selling uranium concentrates; (iii) significantly higher than expected capital costs to construct the mine and/or processing plant; (iv) significantly higher than expected extraction costs; (v) significantly lower than expected uranium extraction; (vi) significant delays, reductions or stoppages of uranium extraction activities; and (vi) the introduction of significantly more stringent regulatory laws and regulations. Our mining activities may change as a result of any one or more of these risks and uncertainties and there is no assurance that any ore body that we extract mineralized materials from will result in achieving and maintaining profitability and developing positive cash flow.

Our operations are capital intensive, and we will require significant additional financing to acquire additional uranium projects and continue with our exploration and pre-extraction activities on our existing uranium projects. There is no assurance, however, that we will be successful in securing any form of additional financing when required and on terms favorable to us.

Our operations are capital intensive, and we will require significant additional financing to acquire additional uranium projects and continue with our exploration and pre-extraction activities which include assaying, drilling, geological and geochemical analysis and mine construction costs. In the absence of such additional financing, we would not be able to fund our operations, including continuing with our exploration and pre-extraction activities, which may result in delay, curtailment or abandonment of any one or all of our uranium projects.

Historically, we have been reliant primarily on equity financings from the sale of our common stock and, more recently, on debt financing to fund our operations.

We also entered into an Amended and Restated Credit Agreement dated and effective March 13, 2014, which supersedes in its entirety the Credit Agreement dated and effective July 30, 2013, which provides for a $20 million secured credit facility, pursuant to which we had drawn down $20 million in principal as of April 30, 2014.

Although we have also generated cash flow from our mining activities during Fiscal 2013 and 2012, our reliance on equity and debt financings is expected to continue for the foreseeable future. We caution that the availability of future financing will be dependent on many factors, including but not limited to general market conditions and the market value of our common stock. We may also be required to seek other forms of financing, such as joint venture arrangements, to continue advancing our uranium projects. A joint venture would depend entirely on our ability to find one or more suitable third parties willing to enter into such an arrangement, and would typically require us to assign a percentage interest in the mineral project to the joint venture participants.

Factors beyond our control such as, but not limited to, volatility in the global financial markets affecting our stock price, the status of the worldwide economy and the market price of uranium may pose significant challenges to our ability to access additional financing, including access to the equity and credit markets. There is no assurance that we will be successful in securing any form of additional financing when required and on terms favorable to us.

Restrictive covenants in the credit agreement governing our indebtedness may restrict our ability to pursue our business strategies.

Our $20 million secured credit facility, pursuant to which we had drawn down $20 million in principal as of April 30, 2014, includes restrictive covenants that, among other things, limit our ability to sell the assets securing our indebtedness or to incur additional indebtedness other than permitted indebtedness, which may restrict our ability to pursue certain business strategies from time to time. If we do not comply with these covenants, we could be in default which, if not addressed or waived, could require accelerated repayment of our indebtedness.

If we are unable to service our indebtedness, we could lose the assets securing our indebtedness.

Our ability to make scheduled payments depends on our financial condition and operating performance, which are subject to prevailing economic, competitive, legislative and regulatory conditions beyond our control. We may be unable to generate a level of cash flow from operating activities sufficient to permit us to pay the principal, interest and standby fees on our indebtedness.

If we cannot make scheduled payments on our debt, we will be in default which, if not addressed or waived, could require accelerated repayment of our indebtedness and the enforcement by the lenders against the assets securing our indebtedness. Our credit facility is secured by our Hobson Processing Facility and the Goliad mineral leases. These are key assets on which our business is substantially dependent and as such, the enforcement against any one or all of these assets would have a material adverse effect on our operations and financial condition.

Our uranium extraction and sales history is limited, with our uranium extraction originating from a single uranium mine. Our ability to continue generating revenue is subject to a number of factors, any one or more of which may adversely affect our revenues, results of operations and financial condition.

We have a limited history of uranium extraction and generating revenue. In November 2010, we commenced uranium extraction at a single uranium mine, the Palangana Mine, which has been our sole source for the uranium concentrates sold to generate our revenues during Fiscal 2013 and 2012, with no revenues generated prior to Fiscal 2012. Our ability to continue generating revenue from the Palangana Mine is subject to a number of factors which include, but are not limited to, (i) a significant, prolonged decrease in the market price of uranium; (ii) difficulty in marketing and/or selling uranium concentrates; (iii) significantly higher than expected capital costs to construct the mine and/or processing plant; (iv) significantly higher than expected extraction costs; (v) significantly lower than expected uranium extraction; (vi) significant delays, reductions or stoppages of uranium extraction activities; and (vii) the introduction of significantly more stringent regulatory laws and regulations. Furthermore, continued mining activities at the Palangana Mine will eventually deplete the Palangana Mine or become uneconomical, and if we are unable to directly acquire or develop our existing uranium projects into additional uranium mines from which we can commence uranium extraction, it will negatively impact our ability to continue generating revenues. Any one or more of these occurrences may adversely affect our results of operations and financial condition.

Uranium exploration and pre-extraction programs and mining activities are inherently subject to numerous significant risks and uncertainties, and actual results may differ significantly from expectations or anticipated amounts. Furthermore, exploration programs conducted on our uranium projects may not result in the establishment of ore bodies that contain commercially recoverable uranium.

Uranium exploration and pre-extraction programs and mining activities are inherently subject to numerous significant risks and uncertainties, many beyond our control, including, but not limited to: (i) unanticipated ground and water conditions and adverse claims to water rights; (ii) unusual or unexpected geological formations; (iii) metallurgical and other processing problems; (iv) the occurrence of unusual weather or operating conditions and other force majeure events; (v) lower than expected ore grades; (vi) industrial accidents; (vii) delays in the receipt of or failure to receive necessary government permits; (viii) delays in transportation; (ix) availability of contractors and labor; (x) government permit restrictions and regulation restrictions; (xi) unavailability of materials and equipment; and (xii) the failure of equipment or processes to operate in accordance with specifications or expectations. These risks and uncertainties could result in: delays, reductions or stoppages in our mining activities; increased capital and/or extraction costs; damage to, or destruction of, our mineral projects, extraction facilities or other properties; personal injuries; environmental damage; monetary losses; and legal claims.

Success in uranium exploration is dependent on many factors, including, without limitation, the experience and capabilities of a company's management, the availability of geological expertise and the availability of sufficient funds to conduct the exploration program. Even if an exploration program is successful and commercially recoverable uranium is established, it may take a number of years from the initial phases of drilling and identification of the mineralization until extraction is possible, during which time the economic feasibility of extraction may change such that the uranium ceases to be economically recoverable. Uranium exploration is frequently non-productive due, for example, to poor exploration results or the inability to establish ore bodies that contain commercially recoverable uranium, in which case the uranium project may be abandoned and written-off. Furthermore, we will not be able to benefit from our exploration efforts and recover the expenditures that we incur on our exploration programs if we do not establish ore bodies that contain commercially recoverable uranium and develop these uranium projects into profitable mining activities, and there is no assurance that we will be successful in doing so for any of our uranium projects.

Whether an ore body contains commercially recoverable uranium depends on many factors including, without limitation: (i) the particular attributes, including material changes to those attributes, of the deposit such as size, grade, recovery rates and proximity to infrastructure; (ii) the market price of uranium, which may be volatile; and (iii) government regulations and regulatory requirements including, without limitation, those relating to environmental protection, permitting and land use, taxes, land tenure and transportation.

We have not established proven or probable reserves through the completion of a final or bankable feasibility study for any of our uranium projects, including the Palangana Mine. Furthermore, we have no plans to establish proven or probable reserves for any of our uranium projects for which we plan on utilizing in-situ recovery (ISR) mining, such as the Palangana Mine. Since we commenced extraction of mineralized materials at the Palangana Mine without having established proven and probable reserves, it may result in our mining activities at the Palangana Mine, and at any future uranium projects for which proven and probable reserves are not established, being inherently riskier than other mining activities for which proven and probable reserves have been established.

We have established the existence of mineralized materials for certain uranium projects, including the Palangana Mine. We have not established proven or probable reserves, as defined by the SEC under Industry Guide 7, through the completion of a final or bankable feasibility study for any of our uranium projects, including the Palangana Mine. Furthermore, we have no plans to establish proven or probable reserves for any of our uranium projects for which we plan on utilizing ISR mining, such as the Palangana Mine. Since we commenced uranium extraction at the Palangana Mine without having established proven or probable reserves, there may be greater inherent uncertainty as to whether or not any mineralized material can be economically extracted as originally planned and anticipated. Any mineralized materials established or extracted from the Palangana Mine should not be in any way associated with having established or produced from proven or probable reserves.

Since we are in the Exploration Stage, pre-production expenditures including those related to pre-extraction activities are expensed as incurred, the effects of which may result in our consolidated financial statements not being directly comparable to the financial statements of companies in the Production Stage.

Despite the fact that we commenced uranium extraction at the Palangana Mine in November 2010, we remain in the Exploration Stage as defined under Industry Guide 7, and will continue to remain in the Exploration Stage until such time proven or probable reserves have been established, which may never occur. We prepare our consolidated financial statements in accordance with United States generally accepted accounting principles (U.S. GAAP) under which acquisition costs of mineral rights are initially capitalized as incurred while pre-production expenditures are expensed as incurred until such time we exit the Exploration Stage. Expenditures relating to exploration activities are expensed as incurred and expenditures relating to pre-extraction activities are expensed as incurred until such time proven or probable reserves are established for that uranium project, after which subsequent expenditures relating to mine development activities for that particular project are capitalized as incurred.

We have neither established nor have any plans to establish proven or probable reserves for our uranium projects for which we plan on utilizing ISR mining, such as the Palangana Mine. Companies in the Production Stage as defined by the SEC under Industry Guide 7, having established proven and probable reserves and exited the Exploration Stage, typically capitalize expenditures relating to ongoing development activities, with corresponding depletion calculated over proven and probable reserves using the units-of-production method and allocated to future reporting periods to inventory and, as that inventory is sold, to cost of goods sold. As we are in the Exploration Stage, it has resulted in us reporting larger losses than if we had been in the Production Stage due to the expensing, instead of capitalizing, of expenditures relating to ongoing mill and mine pre-extraction activities. Additionally, there would be no corresponding amortization allocated to our future reporting periods since those costs would have been expensed previously, resulting in both lower inventory costs and cost of goods sold and results of operations with higher gross profits and lower losses than if we had been in the Production Stage. Any capitalized costs, such as acquisition costs of mineral rights, are depleted over the estimated extraction life using the straight-line method. As a result, our consolidated financial statements may not be directly comparable to the financial statements of companies in the Production Stage.

We have recorded estimated reclamation obligations relating to our uranium projects which may be exceeded by the actual reclamation costs when incurred in the future.

We are responsible for certain reclamation obligations in the future, primarily for the Hobson Facility and the Palangana Mine, and have recorded a liability on our balance sheet to recognize such estimated reclamation costs. There is a risk, however, that the actual reclamation costs when incurred in the future will exceed the estimated amounts recorded, which will adversely affect our results of operations and financial performance.

We do not insure against all of the risks we face in our operations.

In general, where coverage is available and not prohibitively expensive relative to the perceived risk, we will maintain insurance against such risk, subject to exclusions and limitations. We currently maintain insurance against general commercial liability claims and certain physical assets used in our operations, subject to exclusions and limitations, however, we do not maintain insurance to cover all of the potential risks and hazards associated with our operations. We may be subject to liability for environmental, pollution or other hazards associated with our exploration, pre-extraction and extraction activities, which risks may not be insured against, which may exceed the limits of our insurance coverage or which we may elect not to insure against because of high premiums or other reasons. Furthermore, we cannot provide assurance that any insurance coverage we currently have will continue to be available at reasonable premiums or that such insurance will adequately cover any resulting liability.

Acquisitions that we may make from time to time could have an adverse impact on us.

From time to time, we examine opportunities to acquire additional mining assets and businesses. Any acquisition that we may choose to complete may be of a significant size, may change the scale of our business and operations, and may expose us to new geographic, political, operating, financial and geological risks. Our success in our acquisition activities depends on our ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of our Company. Any acquisitions would be accompanied by risks which could have a material adverse effect on our business. For example, there may be a significant change in commodity prices after we have committed to complete the transaction and established the purchase price or exchange ratio; a material ore body may prove to be below expectations; we may have difficulty integrating and assimilating the operations and personnel of any acquired companies, realizing anticipated synergies and maximizing the financial and strategic position of the combined enterprise, and maintaining uniform standards, policies and controls across the organization; the integration of the acquired business or assets may disrupt our ongoing business and our relationships with employees, customers, suppliers and contractors; and the acquired business or assets may have unknown liabilities which may be significant. In the event that we choose to raise debt capital to finance any such acquisition, our leverage will be increased. If we choose to use equity as consideration for such acquisition, existing shareholders may suffer dilution. Alternatively, we may choose to finance any such acquisition with our existing resources. There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions.

The uranium industry is subject to numerous stringent laws, regulations and standards, including environmental protection laws and regulations. If any changes occur that would make these laws, regulations and standards more stringent, it may require capital outlays in excess of those anticipated or cause substantial delays, which would have a material adverse effect on our operations.

Uranium exploration and pre-extraction programs and mining activities are subject to numerous stringent laws, regulations and standards at the federal, state, and local levels governing permitting, pre-extraction, extraction, exports, taxes, labor standards, occupational health, waste disposal, protection and reclamation of the environment, protection of endangered and protected species, mine safety, hazardous substances and other matters. Our compliance with these requirements requires significant financial and personnel resources.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other applicable jurisdiction, may change or be applied or interpreted in a manner which may also have a material adverse effect on our operations. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency or special interest group, may also have a material adverse effect on our operations.

Uranium exploration and pre-extraction programs and mining activities are subject to stringent environmental protection laws and regulations at the federal, state, and local levels. These laws and regulations, which include permitting and reclamation requirements, regulate emissions, water storage and discharges and disposal of hazardous wastes. Uranium mining activities are also subject to laws and regulations which seek to maintain health and safety standards by regulating the design and use of mining methods. Various permits from governmental and regulatory bodies are required for mining to commence or continue, and no assurance can be provided that required permits will be received in a timely manner.

Our compliance costs including the posting of surety bonds associated with environmental protection laws and regulations and health and safety standards have been significant to date, and are expected to increase in scale and scope as we expand our operations in the future. Furthermore, environmental protection laws and regulations may become more stringent in the future, and compliance with such changes may require capital outlays in excess of those anticipated or cause substantial delays, which would have a material adverse effect on our operations.

To the best of our knowledge, our operations are in compliance, in all material respects, with all applicable laws, regulations and standards. If we become subject to liability for any violations, we may not be able or may elect not to insure against such risk due to high insurance premiums or other reasons. Where coverage is available and not prohibitively expensive relative to the perceived risk, we will maintain insurance against such risk, subject to exclusions and limitations. However, we cannot provide any assurance that such insurance will continue to be available at reasonable premiums or that such insurance will be adequate to cover any resulting liability.

We may not be able to obtain or maintain necessary licenses.

Our exploration and mining activities are dependent upon the grant of appropriate authorizations, licences, permits and consents, as well as continuation of these authorizations, licences, permits and consents already granted, which may be granted for a defined period of time, or may not be granted or may be withdrawn or made subject to limitations. There can be no assurance that all necessary authorizations, licences, permits and consents will be granted to us, or that authorizations, licences, permits and consents already granted will not be withdrawn or made subject to limitations.

Major nuclear incidents may have adverse effects on the nuclear and uranium industries.

The nuclear incident that occurred in Fukushima, Japan in March 2011 had significant and adverse effects on both the nuclear and uranium industries. If another nuclear incident were to occur, it may have further adverse effects for both industries. Public opinion of nuclear power as a source of electricity generation may be adversely affected, which may cause governments of certain countries to further increase regulation for the nuclear industry, reduce or abandon current reliance on nuclear power or reduce or abandon existing plans for nuclear power expansion. Any one of these occurrences has the potential to reduce current and/or future demand for nuclear power, resulting in lower demand for uranium and lower market prices for uranium, adversely affecting the Company's operations and prospects. Furthermore, the growth of the nuclear and uranium industries is dependent on continuing and growing public support of nuclear power as a source of electricity generation.

The marketability of uranium concentrates will be affected by numerous factors beyond our control which may result in our inability to receive an adequate return on our invested capital.

The marketability of uranium concentrates extracted by us will be affected by numerous factors beyond our control. These factors include macroeconomic factors, fluctuations in the market price of uranium, governmental regulations, significant dispositions of uranium inventories by third-parties, land tenure and use, regulations concerning the importing and exporting of uranium and environmental protection regulations. The future effects of these factors cannot be accurately predicted, but any one or a combination of these factors may result in our inability to receive an adequate return on our invested capital.

The uranium industry is highly competitive and we may not be successful in acquiring additional projects.

The uranium industry is highly competitive, and our competition includes larger, more established companies with longer operating histories that not only explore for and produce uranium, but also market uranium and other products on a regional, national or worldwide basis. Due to their greater financial and technical resources, we may not be able to acquire additional uranium projects in a competitive bidding process involving such companies. Additionally, these larger companies have greater resources to continue with their operations during periods of depressed market conditions.

We hold mineral rights in foreign jurisdictions which could be subject to additional risks due to political, taxation, economic and cultural factors.

We hold certain mineral rights located in Paraguay through the acquisition of Piedra Rica Mining S.A. and Transandes Paraguay S.A., both companies incorporated in Paraguay. Operations in foreign jurisdictions outside of the U.S. and Canada, especially in developing countries, may be subject to additional risks as they may have different political, regulatory, taxation, economic and cultural environments that may adversely affect the value or continued viability of our rights. These additional risks include, but are not limited to: (i) changes in governments or senior government officials; (ii) changes to existing laws or policies on foreign investments, environmental protection, mining and ownership of mineral interests; (iii) renegotiation, cancellation, expropriation and nationalization of existing permits or contracts; (iv) foreign currency controls and fluctuations; and (v) civil disturbances, terrorism and war.

In the event of a dispute arising at our foreign operations in Paraguay, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts in the United States or Canada. We may also be hindered or prevented from enforcing our rights with respect to a government entity or instrumentality because of the doctrine of sovereign immunity. Any adverse or arbitrary decision of a foreign court may have a material and adverse impact on our business, prospects, financial condition and results of operations.

There is no guarantee that title to our mineral property interests will not be challenged.

Although we have taken reasonable measures to ensure proper title to our interests in mineral properties and other assets, there is no guarantee that the title to any such interests will not be challenged. No assurance can be given that we will be able to secure the grant or the renewal of existing mineral rights and tenures on terms satisfactory to us, or that governments in the jurisdictions in which we operate will not revoke or significantly alter such rights or tenures or that such rights or tenures will not be challenged or impugned by third parties, including local governments, aboriginal peoples or other claimants. Our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. A successful challenge to the precise area and location of our claims could result in us being unable to operate on our properties as permitted or being unable to enforce our rights with respect to our properties.

Due to the nature of our business, we may be subject to legal proceedings which may divert management's time and attention from our business and result in substantial damage awards.

Due to the nature of our business, we may be subject to numerous regulatory investigations, civil claims, lawsuits and other proceedings in the ordinary course of our business including those described in our most recent annual report on Form 10-K, under Item 3. Legal Proceedings, and in our most recent quarterly report on Form 10-Q, under Part II, Item 1. Legal Proceedings. No reserves have been established for any potential liability relating to these lawsuits. The outcome of these lawsuits is uncertain and subject to inherent uncertainties, and the actual costs to be incurred will depend upon many unknown factors. We may be forced to expend significant resources in the defense of these suits, and we may not prevail. Defending against these and other lawsuits in the future may not only require us to incur significant legal fees and expenses, but may become time-consuming for us and detract from our ability to fully focus our internal resources on our business activities. The results of any legal proceeding cannot be predicted with certainty due to the uncertainty inherent in litigation, the difficulty of predicting decisions of regulators, judges and juries and the possibility that decisions may be reversed on appeal. There can be no assurances that these matters will not have a material adverse effect on our business, results of operations or financial position.

We depend on certain key personnel, and our success will depend on our continued ability to retain and attract such qualified personnel.

Our success is dependent on the efforts, abilities and continued service of certain senior officers and key employees and consultants. A number of our key employees and consultants have significant experience in the uranium industry. A loss of service from any one of these individuals may adversely affect our operations, and we may have difficulty or may not be able to locate and hire a suitable replacement.

Certain directors and officers may be subject to conflicts of interest.

The majority of our directors and officers are involved in other business ventures including similar capacities with other private or publicly-traded companies. Such individuals may have significant responsibilities to these other business ventures, including consulting relationships, which may require significant amounts of their available time. Conflicts of interest may include decisions on how much time to devote to our business affairs and what business opportunities should be presented to us. Our Code of Business Conduct for Directors, Officers and Employees provides for guidance on conflicts of interest.

The laws of the State of Nevada and our Articles of Incorporation may protect our directors and officers from certain types of lawsuits.

The laws of the State of Nevada provide that our directors and officers will not be liable to the Company or its stockholders for monetary damages for all but certain types of conduct as directors and officers of the Company. Our Bylaws provide for broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. These indemnification provisions may require us to use our limited assets to defend our directors and officers against claims, and may have the effect of preventing stockholders from recovering damages against our directors and officers caused by their negligence, poor judgment or other circumstances.

Several of our directors and officers are residents outside of the U.S., and it may be difficult for stockholders to enforce within the U.S. any judgments obtained against such directors or officers.

Several of our directors and officers are nationals and/or residents of countries other than the U.S., and all or a substantial portion of such persons' assets are located outside of the U.S. As a result, it may be difficult for investors to effect service of process on such directors and officers, or enforce within the U.S. any judgments obtained against such directors and officers, including judgments predicated upon the civil liability provisions of the securities laws of the U.S. or any state thereof. Consequently, stockholders may be effectively prevented from pursuing remedies against such directors and officers under U.S. federal securities laws. In addition, stockholders may not be able to commence an action in a Canadian court predicated upon the civil liability provisions under U.S. federal securities laws. The foregoing risks also apply to those experts identified in this document that are not residents of the U.S.

Disclosure controls and procedures and internal control over financial reporting, no matter how well designed and operated, are designed to obtain reasonable, and not absolute, assurance as to its reliability and effectiveness.

Management's evaluation on the effectiveness of disclosure controls and procedures is designed to ensure that information required for disclosure in our public filings is recorded, processed, summarized and reported on a timely basis to our senior management, as appropriate, to allow timely decisions regarding required disclosure. Management's report on internal control over financial reporting is designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use and transactions are properly recorded and reported. Any system of controls, no matter how well designed and operated, is based in part upon certain assumptions designed to obtain reasonable, and not absolute, assurance as to its reliability and effectiveness.

Risks Related to Our Common Stock

Historically, the market price of our common stock has been and may continue to fluctuate significantly.

On September 28, 2007, our common stock commenced trading on the NYSE MKT (formerly known as the American Stock Exchange and the NYSE Amex Equities Exchange) and prior to that, traded on the OTC Bulletin Board.

The global markets have experienced significant and increased volatility in the past, resulting in liquidity problems of the asset-backed commercial paper market and a number of large financial institutions requiring government bailouts or filing for bankruptcy. The effects of these past events and any similar events in the future may continue to or further affect the global markets, which may directly affect the market price of our common stock and our accessibility for additional financing. Although this volatility may be unrelated to specific company performance, it can have an adverse effect on the market price of our shares which, historically, has fluctuated significantly and may continue to do so in the future.

In addition to the volatility associated with general economic trends and market conditions, the market price of our common stock could decline significantly due to the impact of any one or more events, including, but not limited to, the following: (i) volatility in the uranium market; (ii) occurrence of a major nuclear incident such as the events in Fukushima, Japan in March 2011; (iii) changes in the outlook for the nuclear power and uranium industries; (iv) failure to meet market expectations on our exploration, pre-extraction or extraction activities, including abandonment of key uranium projects; (v) sales of a large number of our shares held by certain stockholders including institutions and insiders; (vi) downward revisions to previous estimates on us by analysts; (vii) removal from market indices; (viii) legal claims brought forth against us; and (ix) introduction of technological innovations by competitors or in competing technologies.

A prolonged decline in the market price of our common stock could affect our ability to obtain additional financing which would adversely affect our operations.

Historically, we have relied on equity financing and more recently, on debt financing, as primary sources of financing. A prolonged decline in the market price of our common stock or a reduction in our accessibility to the global markets may result in our inability to secure additional financing which would have an adverse effect on our operations.

Additional issuances of our common stock may result in significant dilution to our existing shareholders and reduce the market value of their investment.

We are authorized to issue 750,000,000 shares of common stock of which 90,467,764 shares were issued and outstanding as of April 30, 2014. Future issuances for financings, mergers and acquisitions, exercise of stock options and share purchase warrants and for other reasons may result in significant dilution to and be issued at prices substantially below the price paid for our shares held by our existing stockholders. Significant dilution would reduce the proportionate ownership and voting power held by our existing stockholders, and may result in a decrease in the market price of our shares.

We previously filed a Form S-3 "Shelf" Registration Statement effective September 2, 2011 (the "Shelf") providing for the public offer and sale of certain securities of the Company from time to time, at our discretion, up to an aggregate amount of $50 million. A total of $34.4 million of the Shelf was utilized through public offers and sales of shares and units ($22.5 million in gross proceeds through an offering of the Company's shares on April 10, 2012, $7.1 million in gross proceeds through an offering of units consisting of the Company's shares and share purchase warrants on October 23, 2013, and $4.8 million representing the aggregate exercise price of those share purchase warrants should they be exercised in full). We filed a further registration statement effective December 31, 2013 providing for the public offer and sale of certain securities of the Company representing an additional 20%, or $3.1 million, of the then remaining $15.6 million available under the Shelf, which increased the remaining amount available under the Shelf to $18.7 million.

On December 31, 2013, we filed a prospectus supplement under the Shelf providing for the public offer and sale of the Company's shares having an aggregate offering price of up to $18.7 million through one or more at-the-market offerings pursuant to a Controlled Equity OfferingSM Sales Agreement effective December 31, 2013 between Cantor Fitzgerald & Co., as sales agent, and the Company The Shelf expired on September 2, 2014 pursuant to Rule 415(a)(5) under the Securities Act.

We filed a second Form S-3 Shelf Registration Statement effective January 10, 2014 providing for the public offer and sale of certain securities of the Company from time to time, at our discretion, up to an aggregate offering of $100 million.

We are subject to the Continued Listing Criteria of the NYSE MKT and our failure to satisfy these criteria may result in delisting of our common stock.

Our common stock is currently listed on the NYSE MKT. In order to maintain this listing, we must maintain certain share prices, financial and share distribution targets, including maintaining a minimum amount of shareholders' equity and a minimum number of public shareholders. In addition to these objective standards, the NYSE MKT may delist the securities of any issuer if, in its opinion, the issuer's financial condition and/or operating results appear unsatisfactory; if it appears that the extent of public distribution or the aggregate market value of the security has become so reduced as to make continued listing on the NYSE MKT inadvisable; if the issuer sells or disposes of principal operating assets or ceases to be an operating company; if an issuer fails to comply with the NYSE MKT's listing requirements; if an issuer's common stock sells at what the NYSE MKT considers a low selling price and the issuer fails to correct this via a reverse split of shares after notification by the NYSE MKT; or if any other event occurs or any condition exists which makes continued listing on the NYSE MKT, in its opinion, inadvisable.

If the NYSE MKT delists our common stock, investors may face material adverse consequences, including, but not limited to, a lack of trading market for our securities, reduced liquidity, decreased analyst coverage of our securities, and an inability for us to obtain additional financing to fund our operations.

FORWARD-LOOKING STATEMENTS

This Prospectus and the documents we have incorporated by reference contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements convey our current expectations or forecasts of future events. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as "expects," "anticipates," "intends," "estimates," "plans," "believes," "seeks," "may," "should", "could" or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described herein and those included in any accompanying prospectus supplement or in any document incorporated by reference into this Prospectus.

You should read this Prospectus and any accompanying prospectus supplement and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this Prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this Prospectus, any accompanying prospectus supplement and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above, as well as the risk factors referred to in this Prospectus and incorporated herein by reference, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We qualify all the forward-looking statements contained in this Prospectus by the foregoing cautionary statements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the Securities covered by this Prospectus for general corporate purposes, which may include working capital, capital expenditures, acquisitions, exploration and development of existing or acquired mineral properties or repayment of indebtedness.

PLAN OF DISTRIBUTION

Common Shares Issuable Upon Exercise of the Warrants

General Terms of the Warrants

The Warrants were issued on October 23, 2013 pursuant to a registered public offering by the Company of 3,380,954 units at a price of $2.10 per unit, for gross proceeds of $7,100,003. Each unit was comprised of one Common Share and 0.55 of one Warrant. Each whole Warrant entitles the holder to purchase one Common Share (each, a "Warrant Share") at an exercise price of $2.60 until October 23, 2016, when each Warrant then remaining unexercised will expire.

Exercise

Holders of the Warrants may exercise their Warrants to purchase Warrant Shares on or before the expiration date by delivering (i) notice of exercise, appropriately completed and duly signed, and (ii) if such holder is not utilizing the cashless exercise provisions with respect to the Warrants, payment of the exercise price for the number of Warrant Shares with respect to which the Warrant is being exercised. Warrants may be exercised in whole or in part, but only for full shares of common stock.

The Warrant holders are entitled to a "cashless exercise" option if, at any time of exercise, there is no effective registration statement registering, or no current prospectus available for, the issuance or resale of the Warrant Shares. This option entitles the Warrant holders to elect to receive fewer Warrant Shares without paying the cash exercise price. The number of Warrant Shares to be issued would be determined by a formula based on the total number of Warrant Shares with respect to which the Warrant is being exercised, the volume weighted average of the prices per Common Share on the trading date immediately prior to the date of exercise and the applicable exercise price of the Warrants.

The Warrant Shares will be, when issued and paid for in accordance with the Warrants, duly and validly authorized, issued and fully paid and non-assessable. We have authorized and reserved that number of Warrant Shares equal to the number of Warrant Shares issuable upon exercise of all outstanding Warrants.

Delivery of Warrant Shares

Upon the holder's exercise of a Warrant, we will promptly, but in no event later than the first trading day after the exercise date, issue and deliver, or cause to be issued and delivered, the Warrant Shares. We will, if the holder provides the necessary information to us, issue and deliver the shares electronically by crediting the account of the Warrant holder's prime broker with the Depository Trust Company through its Deposit or Withdrawal at Custodian system (commonly referred to as "DWAC").

Rescission and Buy-In Rights

We provide certain rescission rights and buy-in compensation to a holder if we fail to deliver the Warrant Shares by the first trading day after the date on which we receive notice of exercise of such Warrants.

With respect to the rescission rights, the holder has the right to rescind the exercise if the Warrant Shares are not timely delivered.

The buy-in compensation rights apply if, due to our failure to make timely delivery of the Warrant Shares, the Warrant holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the holder of the Warrant Shares that the holder anticipated receiving from us upon exercise of the Warrant. In this event, we will:

  pay in cash to the holder the amount equal to the excess (if any) of the buy-in price over the product of (A) such number of Warrant Shares that we were required to deliver to the holder, times (B) the price at which the sell order giving rise to holder's purchase obligation was executed; and

  at the election of holder, either (A) reinstate the portion of the Warrant as to such number of Warrant Shares, or (B) deliver to the holder such number of Warrant Shares.

Call Provision

Subject to the restrictions described below under the heading "Limitations on Exercise", after October 23, 2014 (being the one-year anniversary of the date of issuance of the Warrants), we can call for cancellation of all or any portion of the then-outstanding Warrants for which a notice of exercise has not yet been delivered, for consideration equal to $0.001 per Warrant, if all of the following conditions are met: (a) the volume weighted average of the prices per Common Share for each trading day in any period of 30 consecutive trading days (which we refer to as the "Measurement Period") occurring after such anniversary date exceeds $5.50; (b) the average daily volume for such Measurement Period exceeds $100,000 per trading day (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like); and (c) the holders of any Warrants being called for cancellation are not in possession of any material non-public information provided by our Company.

We must exercise our call right within one trading day following the end of the relevant Measurement Period by providing an irrevocable written notice to the holders of the Warrants (which we refer to as the "Call Notice"). We are required to honor all notices of exercise of Warrants that we receive no later than 6:30 p.m. (New York City time) on the tenth trading day after the holder of such Warrants receives our Call Notice.

Our right to call Warrants for cancellation must be exercised ratably among the Warrant holders based on each holder's initial purchase of Warrants pursuant to this offering.

Fundamental Transactions

If, at any time while the Warrants are outstanding, we (1) consolidate or merge with or into another corporation, (2) sell, lease, license, assign, transfer or otherwise dispose of all or substantially all of our assets, (3) are subject to or complete a tender or exchange offer pursuant to which holders of our Common Shares are permitted to tender or exchange their shares for other securities, cash or property, and which has been accepted by the holders of 50% or more of our outstanding Common Shares, (4) effect any reclassification of our Common Shares or any compulsory share exchange pursuant to which our Common Shares are converted into or exchanged for other securities, cash or property, or (5) engage in one or more transactions with another party that results in that party acquiring more than 50% of our outstanding Common Shares (each, a "Fundamental Transaction"), then the Warrant holder shall have the right thereafter to receive, upon exercise of the Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise of the Warrant, and any additional consideration payable as part of the Fundamental Transaction. We must cause any successor to us, or any surviving entity, to assume the obligations under the Warrants.

Certain Adjustments

The exercise price and the number of Warrant Shares purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our Common Shares.

Notice of Corporate Action

We will provide notice to holders of the Warrants to provide them with the opportunity to exercise their Warrants and hold Common Shares in order to participate in or vote on the following corporate events:

  if we shall take a record of the holders of our Common Shares for the purpose of entitling them to receive (1) a dividend or other distribution, (2) a special nonrecurring cash dividend on or a redemption of our Common Shares, or (3) any right to subscribe for or purchase any shares of stock of any class or any other right;

  if we shall take a record of the holders of our Common Shares for the purpose of entitling them to vote on (1) any reclassification of our capital stock, or (2) any consolidation or merger with, or any sale or transfer of all or substantially all of our assets to, another party; or

  a voluntary or involuntary dissolution, liquidation or winding up of our Company.

Limitations on Exercise

The number of Warrant Shares that may be acquired by any holder upon any exercise of the Warrant shall be limited to the extent necessary to insure that, following such exercise (or other issuance), the total number of Common Shares then beneficially owned by such holder and its affiliates and any other persons whose beneficial ownership of Common Shares would be aggregated with the holder's for purposes of Section 13(d) of the Exchange Act, does not exceed 4.99% of the total number of issued and outstanding Common Shares (including for such purpose the Warrant Shares issuable upon such exercise), or beneficial ownership limitation. The holder may elect to change this beneficial ownership limitation from 4.99% to 9.9% of the total number of issued and outstanding Common Shares (including for such purpose the Warrant Shares issuable upon such exercise) upon 61 days' prior written notice.

Additional Provisions

The above summary of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrants, the form of which has been filed as an exhibit to our Current Report on Form 8-K filed with the SEC on October 17, 2013 that is incorporated herein by reference. We are not required to issue fractional shares upon the exercise of the Warrants. No holders of the Warrants will possess any rights as a stockholder under those Warrants until the holder exercises those Warrants, except as set forth in the Warrants. The Warrants may be transferred independent of the Common Shares they were issued with, on a form of assignment, subject to all applicable laws.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general summary of certain U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders (as defined below) with respect to the acquisition, ownership and disposition of Common Shares acquired pursuant to this Prospectus. It does not address the United States federal income tax consequences of the ownership, disposition, expiration and exercise of Warrants.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential United States federal income tax consequences related to the acquisition, ownership and disposition of Common Shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the United States federal income tax consequences to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or United States federal income tax advice with respect to any holder. Each holder should consult its own tax advisor regarding the United States federal, state and local, and non-U.S. tax consequences related to the acquisition, ownership and disposition of Common Shares.

No ruling from the Internal Revenue Service (the "IRS") and no opinion from legal counsel has been requested, or will be obtained, regarding the United States federal income tax consequences related to the acquisition, ownership and disposition of Common Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, and United States court decisions that are applicable and, in each case, as in effect and available, as of the date of this Prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders Subject to Special United States Federal Income Tax Rules Not Addressed

This summary deals only with persons or entities that hold our Common Shares as a capital asset within the meaning of Section 1221 of the Code. This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders subject to special treatment under U.S. federal income tax law, such as (without limitation): banks, insurance companies, and other financial institutions; dealers or traders in securities, commodities or foreign currencies; regulated investment companies; U.S. expatriates or former long-term residents of the U.S.; persons holding Common Shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment; persons holding Common Shares as a result of a constructive sale; persons holding Common Shares whose functional currency is not the U.S. dollar; persons who directly, indirectly, or by attribution own 10% or more of our outstanding equity interests; or entities that acquire Common Shares that are treated as partnerships for U.S. federal income tax purposes and investors (i.e., partners) in such partnerships; real estate investment trusts; holders that acquired Common Shares in connection with the exercise of employee stock options or otherwise as consideration for services; or holders that are "controlled foreign corporations" or "passive foreign investment companies." Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisor regarding the United States federal, state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of Common Shares.

If an entity treated as a partnership holds Common Shares, the tax treatment of the partners and the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Common Shares, you should consult your own tax advisor.

Tax Consequences Not Addressed

This summary does not address the United States state and local, United States federal estate and gift, United States federal alternative minimum tax, or non-U.S. tax consequences to holders of the acquisition, ownership, and disposition of Common Shares. Each holder should consult its own tax advisor regarding the United States state and local, United States federal estate and gift, United States federal alternative minimum tax, and non-U.S. tax consequences of the acquisition, ownership, and disposition of Common Shares.

Definitions

U.S. Holders

As used in this summary, the term "U.S. Holder" means a beneficial owner of Common Shares acquired pursuant to this Prospectus that is for U.S. federal income tax purposes: an individual who is a citizen or resident of the U.S.; a corporation (or other entity taxable as a corporation) organized under the laws of the U.S., any state thereof or the District of Columbia; an estate whose income is subject to U.S. federal income taxation regardless of its source; or a trust that (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Non-U.S. Holders

The term "Non-U.S. Holder" means any beneficial owner of Common Shares acquired pursuant to this Prospectus that is neither a U.S. Holder nor a partnership nor other entity or arrangement treated as a partnership for U.S. federal income tax purposes. A Non-U.S. Holder should review the discussion under the heading "U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of Common Shares" below for more information.

U.S. Federal Income Tax Consequences to U.S. Holders of the Acquisition, Ownership and Disposition of Common Shares

Distributions

Distributions made on our Common Shares generally will be included in a U.S. Holder's income as ordinary dividend income to the extent of our current and accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of our taxable year in which the distribution occurs. However, with respect to dividends received by individuals, such dividends are generally taxed at the lower applicable long-term capital gains rates (currently at a maximum tax rate of 20%), provided certain holding period and other requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder's adjusted tax basis in the Common Shares and thereafter as capital gain from the sale or exchange of such Common Shares. Dividends received by a corporate holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Certain Redemptions or Other Taxable Dispositions of Common Shares

Upon the sale, certain qualifying redemptions, or other taxable disposition of our Common Shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder's adjusted tax basis in the Common Shares. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder's holding period in the Common Shares is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitations. A U.S. Holder who sells Common Shares at a loss which, in the aggregate, exceeds certain thresholds may also be required to file a disclosure statement with the IRS.

Additional Tax on Passive Income

Individuals, estates and certain trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on "net investment income" including, among other things, dividends and net gain from disposition of property (other than property held in certain trades or businesses). U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Common Shares.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of dividends on our Common Shares and to the proceeds of a sale of Common Shares paid to a U.S. Holder unless the U.S. Holder is an exempt recipient. A backup withholding tax will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. Holder's U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Acquisition, Ownership and Disposition of Common Shares

Dividends

Distributions on our Common Shares will constitute dividends for U.S. tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed our current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder's basis in our Common Shares, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading "Sale or Other Taxable Disposition of Common Shares," below. Any dividends paid to a Non-U.S. Holder with respect to our Common Shares generally will be subject to withholding tax at a 30% gross rate, subject to any exemption or lower rate under an applicable treaty if the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN or W-8BEN-E, unless the Non-U.S. Holder provides us with a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the U.S.

Dividends that are effectively connected with the conduct of a trade or business within the U.S. and includible in the Non-U.S. Holder's gross income are not subject to the withholding tax (assuming proper certification and disclosure), but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Common Shares who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements. If a Non-U.S. Holder is eligible for an exemption from or a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Common Shares

In general, a Non-U.S. Holder of Common Shares will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, or other taxable disposition of such Common Shares, unless:

  the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated federal income tax rates, and if the Non-U.S. Holder is a corporation may be subject to branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty;

  the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition, in which case the Non-U.S. Holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses; or

  Our Company is or has been a "U.S. real property holding corporation" ("USRPHC") for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder's holding period or the 5-year period ending on the date of disposition of Common Shares; provided, that as long as our shares of Common Shares are regularly traded on an established securities market (the "Regularly Traded Exception"), a Non-U.S. Holder would not be subject to taxation under this rule if the Non-U.S. Holder has not owned more than 5% of our Common Shares at any time during such 5-year or shorter period (a "5% Shareholder"). Certain attribution rules apply in determining ownership for this purpose. Non-U.S. Holders should be aware that our Company has made no determination as to whether our Company is or has been a USRPHC, and we can provide no assurances that our Company is not and will not become a USRPHC in the future. In addition, in the event that our Company is or becomes a USRPHC, Non-U.S. Holders should be aware that there can be no assurance that the Common Shares will meet the Regularly Traded Exception at the time a Non-U.S. Holder purchases Common Shares or sells, exchanges or otherwise disposes of such Common Shares. Non-U.S. Holders are urged to consult with their own tax advisors regarding the consequences if we have been, are or will be a USRPHC. If the Company is or becomes a USRPHC, a Non-U.S. Holder will be taxed as if any gain or loss were effectively connected with the conduct of a U.S. trade or business as described above in "Dividends" in the event that (i) such holder is a 5% Shareholder, or (ii) the Regularly Traded Exception is not satisfied during the relevant period.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to Non-U.S. Holders the amount of dividends paid on our Common Shares to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest, dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of dividends that we make, provided we receive a statement meeting certain requirements to the effect that the Non-U.S. Holder is not a U.S. person and we do not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. The requirements for the statement will be met if (1) the Non-U.S. Holder provides its name, address and U.S. taxpayer identification number, if any, and certifies, under penalty of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN or W-8BEN-E) or (2) a financial institution holding the instrument on behalf of the Non-U.S. Holder certifies, under penalty of perjury, that such statement has been received by it and furnishes us or our paying agent, if applicable, with a copy of the statement. In addition, a Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of a sale of our Common Shares within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and we do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability provided the required information is furnished timely to the IRS.

Rules Relating to Foreign Accounts

Generally, we will be required to withhold tax at a rate of 30% on dividends in respect of Common Shares, and gross proceeds from the sale of Common Shares, held by or through certain foreign financial institutions (including investment funds) beginning after June 30, 2014, in the case of dividends, and beginning after December 31, 2016, in the case of such gross proceeds, unless such institution enters into an agreement with the Secretary of the Treasury (or complies with the rules of an intergovernmental agreement) to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly- or partially-owned by U.S. persons. Accordingly, the entity through which Common Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Common Shares, and gross proceeds from the sale of Common Shares, held by certain investors that are non-financial non-U.S. entities will be subject to withholding at a rate of 30%, beginning after June 30, 2014, in the case of dividends, and beginning after December 31, 2016, in the case of such gross proceeds, unless such entity either (i) certifies that such entity does not have any "substantial U.S. owners" or (ii) provides certain information regarding the entity's "substantial U.S. owners," which will in turn be provided to the Secretary of the Treasury. Non-U.S. Holders should consult with their own tax advisors regarding the possible implications of the foregoing rules on their holding of Common Shares.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The law firm of McMillan LLP has acted as our Company's legal counsel by providing an opinion on the validity of the securities offered in this Prospectus.

The consolidated financial statements of Uranium Energy Corp. appearing in Uranium Energy Corp.'s Annual Report (Form 10-K) for the year ended July 31, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant, nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

TRANSFER AGENT AND REGISTRAR

Our registrar and transfer agent for our common shares is Transfer Online, Inc. located at 512 SE Salmon Street, Portland, OR 97214.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this Prospectus, except for any information superseded by information in this Prospectus.

The following documents filed by our company with the SEC are incorporated herein by reference:

(a)       our Annual Report on Form 10-K for the fiscal year ended July 31, 2013 that we filed with the SEC on October 15, 2013;

(b)       our Definitive Proxy Statement on Schedule 14A and the amendment thereto that we filed with the SEC on June 13, 2014;

(c)       our Quarterly Reports on Form 10-Q for our fiscal quarters ended October 31, 2013, January 31, 2014, and April 30, 2014 that we filed with the SEC on December 9, 2013, March 12, 2014, and June 9, 2014, respectively;

(d)       our Current Reports on Form 8-K that we filed with the SEC on August 5, 2013, October 2, 2013, October 23, 2013, November 12, 2013, December 6, 2013 (Form 8-K/A), December 31, 2013, March 19, 2014, June 3, 2014, and July 25, 2014; and

(e)       the description of our common stock contained in the Registration Statement on Form 8-A, as filed with the SEC on December 12, 2005, as updated in the Company's Current Report on Form 8-K, as filed with the SEC on February 9, 2006, which disclosed the increase in the Company's authorized share capital to 750,000,000 shares of common stock.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any subsequently filed document that is also incorporated by reference in this registration statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

We will provide to each person, including any beneficial owner, to whom a Prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the Prospectus but not delivered with the Prospectus. We will provide this information, at no cost to the requester, upon written or oral request to us at the following address or telephone number:

Amir Adnani, President and Chief Executive Officer
1111 West Hastings Street, Suite 320
Vancouver, British Columbia, Canada, V6E 2J3
Telephone: (604) 682-9775

We file annual and quarterly reports, current reports on Form 8-K and proxy statements with the SEC.  The public may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this Prospectus. This Prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

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URANIUM ENERGY CORP.

1,859,524 Shares of Common Stock

PROSPECTUS

_____________, 2014

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by our Company. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration Fee	$623
Accounting fees and expenses	10,000	*
Legal fees and expenses	25,000	*
Transfer agent fees and registrar expenses	2,000	*
Miscellaneous	1,000	*
Total	$38,623	*

* Estimated

Item 15. Indemnification of Officers and Directors

Our officers and directors are indemnified as provided by the Nevada Revised Statutes ("NRS"), our Articles of Incorporation and our Bylaws.

NRS Section 78.7502 provides that:

(i)   a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

(ii)  a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

(iii) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)   by our stockholders;

(b)   by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)   if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

(d)   if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

(e)   by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company, any of our stockholders or any other for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Further, our Bylaws provide that we shall, to the fullest and broadest extent permitted by law, indemnify all persons whom we may indemnify pursuant thereto. We may, but shall not be obligated to, maintain insurance, at our expense, to protect ourselves and any other person against any liability, cost or expense. We shall not indemnify persons seeking indemnity in connection with any threatened, pending or completed action, suit or proceeding voluntarily brought or threatened by such person unless such action, suit or proceeding has been authorized by a majority of the entire Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits
Exhibit Number	Description of Exhibit
3.1	Articles of Incorporation, as amended(1)
3.1.1	Certificate of Amendment to Articles of Incorporation(2)
3.2	Bylaws(1)
4.1	Form of Warrant Certificate(3)
5.1	Legal Opinion of McMillan LLP*
23.1	Consent of McMillan LLP (included in Exhibit 5.1)
23.3	Consent of Ernst & Young LLP*
24.1	Power of Attorney (included on signature pages to the registration statement)

*     Filed herewith.

(1)   Incorporated by reference to our Registration Statement on Form SB-2 filed with the SEC on August 4, 2005.

(2)   Incorporated by reference to our Current Report on Form 8-K filed with the SEC on February 9, 2006.

(3)   Incorporated by reference to our Current Report on Form 8-K filed with the SEC on October 17, 2013.

Item 17. Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement;

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; and

(5)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing this Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on the 2nd day of September, 2014.

URANIUM ENERGY CORP.
By:	/s/ Amir Adnani
Amir Adnani
President, Chief Executive Officer (Principal Executive Officer) and a director

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amir Adnani as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature/Name	Title	Date

/s/ Amir Adnani Amir Adnani	President, Chief Executive Officer (Principal Executive Officer) and a director	September 5, 2014

/s/ Mark Katsumata Mark Katsumata	Secretary, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 5, 2014

/s/ Alan P. Lindsay Alan P. Lindsay	Chairman and a director	September 5, 2014

/s/ Ivan Obolensky Ivan Obolensky	Director	September 5, 2014

/s/ Vincent Della Volpe Vincent Della Volpe	Director	September 5, 2014

/s/ David Kong David Kong	Director	September 5, 2014

/s/ Ganpat Mani Ganpat Mani	Director	September 5, 2014

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